Exhibit 21.1

Subsidiaries

Home Savers Holding Corp., a Nevada corporation

Home Savers Services, Inc., a Nevada corporation

Home Savers Asset Management, Inc., a Nevada corporation<?xml:namespace prefix = o ns = "urn:schemas-microsoft-com:office:office" />

Home Savers Core Logic, Inc., a Nevada corporation

Home Savers Development, Inc., a Nevada corporation